Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,302,000.00	$90.47

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $90.47 is offset against the registration fee due for this offering and of which $535,683.46 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 864 DATED JUNE 17, 2008 to Prospectus Supplement dated May 30, 2006 and Prospectus dated May 30, 2006	Filed Pursuant to Rule 424(b)(2) Registration No. 333-134553

100% Principal Protection

Notes with Interest Linked to the

Year-Over-Year Change in the Consumer Price Index

Lehman Brothers Holdings Inc. $2,302,000 Notes due June 30, 2013

Investment Description

These 100% Principal Protection Notes with Interest Linked to the Year-Over-Year Change in the Consumer Price Index (the “Notes”) provide 100% principal protection if held to maturity and potential for enhanced returns if the CPI Year-Over-Year Change (as defined below) exceeds 1.50% on a CPI Determination Date (as defined below). If the CPI Year-Over-Year Change is greater than 1.50% on a CPI Determination Date, the Applicable Interest Rate for the relevant Monthly Interest Period will be equal to 3 times the CPI Year-Over-Year Change minus 1.50%. Principal protection only applies if the Notes are held to maturity.

You will not earn interest during any Monthly Interest Period if the CPI Year-Over-Year Change is equal to or less than 1.50% on the CPI Determination Date corresponding to such Monthly Interest Period. Accordingly, the actual interest payable on your Notes on any Interest Payment Date may be zero and the return on your Notes over their term may be significantly less than the return on a comparable fixed rate debt instrument or even zero.

Features

❑	Potential enhanced returns linked to the CPI Year-Over-Year Change being greater than 1.50% on each CPI Determination Date

❑	100% principal protection if held to maturity

Key Dates

Trade Date	June 17, 2008
Settlement Date	June 20, 2008
Interest Payment Dates	Monthly on the last Business Day of each month, commencing July 31, 2008
Maturity Date	June 30, 2013

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2 and “Final Terms” on page 3. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and this pricing supplement. See “Key Risks” on page 8 of this pricing supplement and “Risk Factors” in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	100%	1.75%	98.25%
Total	$2,302,000.00	$40,285.00	$2,261,715.00

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the MTN Prospectus Supplement and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, MTN Prospectus Supplement, this pricing supplement and any relevant free writing prospectus for complete details.

You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. at 1-877-827-2010 or Lehman Brothers Inc. at 1-888-603-5847.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	MTN Prospectus Supplement dated May 30, 2006 http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006 http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the year-over-year change in the Consumer Price Index and understand that complex factors influence inflation.

♦	You believe that, generally, the year-over-year change in the Consumer Price Index will be greater than 1.50% during the period you will hold the Notes.

♦	You seek an investment that offers 100% principal protection if the Notes are held to maturity.

♦	You are willing to hold the Notes to maturity, and are aware that there may be little or no secondary market for the Notes.

♦	You are comfortable holding Notes with unpredictable interest payments, which could result in your receiving no interest on your Notes for some or all of the five-year term of your Notes.

The Notes may not be suitable for you if, among other considerations:

♦	You believe that the year-over-year change in the Consumer Price Index will generally be less than 1.50%, resulting in an effective yield that is below that of a comparable fixed-rate debt instrument.

♦

You are uncomfortable holding Notes with unpredictable interest payments that may be negatively impacted by complex factors that influence inflation, and which could result in you receiving no interest for some or all of the five-year term of the Notes.

♦	You seek an investment for which there will be an active secondary market.

♦	You are unable or unwilling to hold the Notes until maturity.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8 of this pricing supplement and “Risk Factors” in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc. (A/A1)[1]

Principal Amount	$2,302,000.00

Issue Price	$1,000 per Note

Term	5 years

Applicable Interest Rate

For any Monthly Interest Period, if the CPI Year-Over-Year Change exceeds 1.50% on the relevant CPI Determination Date, the Applicable Interest Rate will equal:

3 x (CPI Year-Over-Year Change – 1.50%)

For any Monthly Interest Period, if the CPI Year-Over-Year Change is equal to or less than 1.50% on the relevant CPI Determination Date, the Applicable Interest Rate will equal 0.00%.

You will not earn interest during any Monthly Interest Period if the CPI Year-Over-Year Change is equal to or less than 1.50% on the CPI Determination Date corresponding to such Monthly Interest Period. Accordingly, the actual interest payable on your Notes on any Interest Payment Date may be zero and the return on your Notes over their term may be significantly less than the return on a comparable fixed rate debt instrument, or even zero.

Monthly Interest Period

Monthly from (and including) each Interest Payment Date (or the Settlement Date, in the case of the first Monthly Interest Period), to (but excluding) the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Monthly Interest Period)

Interest Payment Dates	Monthly on the last Business Day of each month, commencing July 31, 2008, and ending on the Maturity Date

CPI Determination Date	For each Monthly Interest Period, the first day of such Monthly Interest Period

Daycount Basis/ Business Day Convention	30/360, unadjusted modified following

Denominations	$1,000 and integral multiples thereof

Redemption Price	100% of the issue price per Note

Principal Protection	100% if held to maturity

Business Days	New York

Calculation Agent	Lehman Brothers Special Financing Inc.

CUSIP	5252M0FU6

ISIN	US5252M0FU68

CPI Year-Over-Year Change

For any Monthly Interest Period, the year-over-year-change in the CPI, appearing on Bloomberg screen CPI YOY Index HP or any successor page or service, as further described below under the heading “How is the CPI Year-Over-Year Change Determined”. For example, the CPI Year-Over-Year Change for the Monthly Interest Period beginning on June 20, 2008 is 4.0%, reflecting the year-over-year change in the level of the CPI in March 2008 compared to the level of the CPI in March 2007, which was published in April 2008. If the CPI Year-Over-Year Change does not appear on Bloomberg screen CPI YOY Index HP, and does not appear on a successor page or service, see “Consumer Price Index” below for additional information relating to the CPI generally.

CPI

The Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers published by the Index Sponsor on their internet website www.bls.gov/cpi/home.htm, and currently available for references purposes only on Bloomberg Screen CPURNSA (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purposes of displaying the level of such CPI). In the event the CPI is not calculated, announced, published or is succeeded by a successor index, the Calculation Agent shall determine the Applicable Interest Rate, as described below under “Consumer Price Index”. For additional information relating to the CPI generally, see “Consumer Price Index” below.

Index Sponsor	Bureau of Labor Statistics of the U.S. Department of Labor, or any successor index sponsor acceptable to the Calculation Agent

[1]

Lehman Brothers Holdings Inc. is rated A by Standard & Poor’s and A1 by Moody’s. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Consumer Price Index

For purposes of the Notes, the CPI is the Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Index Sponsor and reported on Bloomberg CPURNSA or any successor service. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the CPI, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the Index Sponsor to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for CPI is the 1982-1984 average.

If the CPI Year-Over-Year Change does not appear on Bloomberg screen CPI YOY Index HP, and does not appear on a successor page or service, the Calculation Agent shall calculate the CPI Year-Over-Year Change using the following equation:

CPI Initial means, for each CPI Determination Date, the CPI level that is 15 months prior to the start of such calendar month (which is the CPI level that is published in the following month).

CPI Final means, for each CPI Determination Date, the CPI level that is 3 months prior to the start of such calendar month (which is the CPI level that is published in the following month).

If the CPI is (a) not calculated and announced by the Index Sponsor but is calculated and announced by a successor index sponsor or (b) replaced by a successor index, then the CPI will be deemed to be the index so calculated and announced by that successor index sponsor or that successor index, as the case may be.

If the Index Sponsor fails to calculate and announce the CPI (and the preceding paragraph does not apply) or the CPI ceases to be published at all, then the applicable substitute index for the Notes will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation-Linked Treasuries (as described at 62 Federal Register 846-874 January 6, 1997).

Notwithstanding the fact that the published CPI to be used in any calculation of CPIInitial or CPIFinal is subsequently revised by the Index Sponsor, the Calculation Agent shall determine the Applicable Interest Rate payable using the CPI published prior to any such revision; provided however, that if such revision is made in order to correct a manifest error (as determined by the Calculation Agent in its sole and absolute discretion), the Calculation Agent shall use the CPI as so corrected.

How is the CPI Year-Over-Year Change Determined

The below table sets forth for each Interest Payment Date the date on which the CPI Year-Over-Year Change is determined (the CPI Determination Date), the month corresponding to the Interest Payment Date and the CPI Determination Date for which the CPI Year-Over-Year Change is determined, and the month in which that CPI Year-Over-Year Change is published on Bloomberg page CPI YOY Index HP.

Interest Payment Date	CPI Determination Date	Month in which CPI Year-Over- Year Change Is Determined	Month that CPI Year-Over- Year Change is Published
July 31, 2008	June 20, 2008	March 2008	April 2008
August 31, 2008	July 31, 2008	April 2008	May 2008
September 30, 2008	August 31, 2008	May 2008	June 2008
October 31, 2008	September 30, 2008	June 2008	July 2008
November 30, 2008	October 31, 2008	July 2008	August 2008
December 31, 2008	November 30, 2008	August 2008	September 2008
January 31, 2009	December 31, 2008	September 2008	October 2008
February 28, 2009	January 31, 2009	October 2008	November 2008
March 31, 2009	February 28, 2009	November 2008	December 2008
April 30, 2009	March 31, 2009	December 2008	January 2009
May 31, 2009	April 30, 2009	January 2009	February 2009
June 30, 2009	May 31, 2009	February 2009	March 2009
July 31, 2009	June 30, 2009	March 2009	April 2009
August 31, 2009	July 31, 2009	April 2009	May 2009
September 30, 2009	August 31, 2009	May 2009	June 2009
October 31, 2009	September 30, 2009	June 2009	July 2009
November 30, 2009	October 31, 2009	July 2009	August 2009
December 31, 2009	November 30, 2009	August 2009	September 2009
January 31, 2010	December 31, 2009	September 2009	October 2009
February 28, 2010	January 31, 2010	October 2009	November 2009
March 31, 2010	February 28, 2010	November 2009	December 2009
April 30, 2010	March 31, 2010	December 2009	January 2010
May 31, 2010	April 30, 2010	January 2010	February 2010
June 30, 2010	May 31, 2010	February 2010	March 2010
July 31, 2010	June 30, 2010	March 2010	April 2010
August 31, 2010	July 31, 2010	April 2010	May 2010
September 30, 2010	August 31, 2010	May 2010	June 2010
October 31, 2010	September 30, 2010	June 2010	July 2010
November 30, 2010	October 31, 2010	July 2010	August 2010
December 31, 2010	November 30, 2010	August 2010	September 2010
January 31, 2011	December 31, 2010	September 2010	October 2010
February 28, 2011	January 31, 2011	October 2010	November 2010
March 31, 2011	February 28, 2011	November 2010	December 2010
April 30, 2011	March 31, 2011	December 2010	January 2011
May 31, 2011	April 30, 2011	January 2011	February 2011
June 30, 2011	May 31, 2011	February 2011	March 2011
July 31, 2011	June 30, 2011	March 2011	April 2011
August 31, 2011	July 31, 2011	April 2011	May 2011
September 30, 2011	August 31, 2011	May 2011	June 2011
October 31, 2011	September 30, 2011	June 2011	July 2011
November 30, 2011	October 31, 2011	July 2011	August 2011
December 31, 2011	November 30, 2011	August 2011	September 2011
January 31, 2012	December 31, 2011	September 2011	October 2011
February 29, 2012	January 31, 2012	October 2011	November 2011
March 31, 2012	February 29, 2012	November 2011	December 2011
April 30, 2012	March 31, 2012	December 2011	January 2012
May 30, 2012	April 30, 2012	January 2012	February 2012
June 30, 2012	May 31, 2012	February 2012	March 2012
July 30, 2012	June 30, 2012	March 2012	April 2012
August 30, 2012	July 31, 2012	April 2012	May 2012
September 30, 2012	August 31, 2012	May 2012	June 2012
October 30, 2012	September 30, 2012	June 2012	July 2012
November 30, 2012	October 31, 2012	July 2012	August 2012
December 30, 2012	November 30, 2012	August 2012	September 2012
January 30, 2013	December 31, 2012	September 2012	October 2012
February 28, 2013	January 31, 2013	October 2012	November 2012
March 30, 2013	February 28, 2013	November 2012	December 2012
April 30, 2013	March 31, 2013	December 2012	January 2013
May 30, 2013	April 30, 2013	January 2013	February 2013
June 20, 2013	May 31, 2013	February 2013	March 2013

Note Offering

We are offering 100% Principal Protection Notes with interest linked to the year-over-year change in the CPI, which we refer to in this pricing supplement as the “Notes.”

You will receive interest payments based on the Applicable Interest Rate, as determined by the Calculation Agent, payable monthly in arrears on the last Business Day of each month of each year, commencing on July 31, 2008 (each such date an “Interest Payment Date”). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Monthly Interest Period will begin on, and include, the Settlement Date and end on, but exclude, the first Interest Payment Date. Each subsequent Monthly Interest Period will begin on, and include, the Interest Payment Date for the preceding Monthly Interest Period and end on, but exclude, the next following Interest Payment Date. The final Monthly Interest Period will begin on, and include, the Interest Payment Date for the preceding Monthly Interest Period and end on, but exclude, the Maturity Date or any earlier redemption date.

You will not earn interest with respect to any Monthly Interest Period if the CPI Year-Over-Year Change is equal to or less than 1.50% on the CPI Determination Date corresponding to such Monthly Interest Period. Accordingly, the actual interest payable on your Notes on any Interest Payment Date may be zero and the return on your Notes over their term may be significantly less than the return on a comparable fixed rate debt instrument or even zero.

The interest payable on any Interest Payment Date will depend on the CPI Year-Over-Year Change being greater than 1.50% on the CPI Determination Date corresponding to the related Monthly Interest Period:

Step 1: Determine the CPI Year-Over-Year Change on each CPI Determination Date

The CPI Year-Over-Year Change, for any Monthly Interest Period, measures the year-over-year change in the Consumer Price Index for the twelve month period ending 2 months prior to the CPI Determination Date corresponding to such Monthly Interest Period, appearing on Bloomberg screen CPI YOY Index HP or any successor page or service.

Step 2: Calculate the Applicable Interest Rate

For any Monthly Interest Period, if the applicable CPI Year-Over-Year Change exceeds 1.50%, the Applicable Interest Rate will equal:

3 x (CPI Year-Over-Year Change – 1.50%)

For any Monthly Interest Period, with respect to which the CPI Year-Over-Year Change on the relevant CPI Determination Date is equal to or less than 1.50%, the Applicable Interest Rate will equal 0.00%.

Step 3: Calculate the amount of interest to be paid on the Notes

The amount of interest to be paid on the Notes for a Monthly Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Monthly Interest Period and (c) 30/360.

Hypothetical examples of how the Interest Rate is calculated

For any Monthly Interest Period, the Applicable Interest Rate will equal 3 times the CPI Year-Over-Year Change minus 1.50%. In no event will the minimum Applicable Interest Rate be less than 0.00%. The examples below are based on hypothetical CPI Year-Over-Year Changes, and are for purposes of illustration only. The actual Applicable Interest Rate to be applied in calculating the interest amount payable on the Notes for any Monthly Interest Period will depend on the actual CPI Year-Over-Year Change, which will be determined on the CPI Determination Date corresponding to such Monthly Interest Period. The results in the table below are based solely on the hypothetical examples cited; the hypothetical CPI Year-Over-Year Changes values have been chosen arbitrarily for the purpose of these examples, are not associated with any research forecasts for the CPI and should not be taken as indicative of the future performance of the CPI. Numbers in the table have been rounded for ease of analysis.

The below table illustrates how changes in the CPI Year-Over-Year Change may impact the Applicable Interest Rate and, consequently, the amount of interest payable on an Interest Payment Date. While the table reflects the amount of interest payable on a single Interest Payment Date, the same calculation will be made in determining the Applicable Interest Rate for any Monthly Interest Period and the interest amount payable on the corresponding Interest Payment Date, based on the actual CPI Year-Over-Year Change determined on the CPI Determination Date.

CPI Year-Over-Year Change	Applicable Interest Rate*	Interest amount payable on an Interest Payment Date**
4.3%	8.40%	$7.00
3.5%	6.00%	$5.00
2.0%	1.50%	$1.25
1.8%	0.90%	$0.75
1.3%	0.00%	$0.00
0.9%	0.00%	$0.00

*	Applicable Interest Rate = 3 x (CPI Year–Over–Year Change – 1.50%)
**	The interest amount payable on an Interest Payment Date per $1,000 Note is equal to: $1,000 x Applicable Interest Rate x (30/360)

Fluctuations in the CPI Year-Over-Year Change make the Applicable Interest Rate on the Notes unpredictable and, as a result, your effective return on the Notes may be lower than anticipated or even be zero for one or more Monthly Interest Periods.

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note for all tax purposes you agree to treat, the Notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the MTN Prospectus Supplement. Under such characterization, you would report interest as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. You should read the risks summarized below in conjunction with, and the risks summarized below are qualified by reference to, the risks described in “Risk Factors” in the MTN Prospectus Supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Limitations on returns on the Notes — The interest payable on the Notes is uncertain, and movements in the CPI will affect whether or not and the extent to which you will receive interest on the Notes in any Monthly Interest Period. For any Monthly Interest Period, the Applicable Interest Rate will equal 3 times the CPI Year-Over-Year Change minus 1.50%. However, there is a risk that the CPI Year-Over-Year Change, determined on any CPI Determination Date, may be equal to or less than 1.50%, in which event no interest will accrue for the following Monthly Interest Period. There are multiple factors that have and will continue to impact the CPI Year-Over-Year Change. See “—The market value of the Notes may be influenced by unpredictable factors” and “—Principal protection only if you hold the Notes to maturity; changes in the value of the CPI could result in a substantial loss to you if you sell your Notes prior to maturity.” If the CPI Year-Over-Year Change is less than 1.50% on a CPI Determination Date corresponding to a Monthly Interest Period, no interest will accrue for or be payable on the related Interest Payment Date, and, as a result, your return on the Notes may be zero in any given Monthly Interest Period. Fluctuations in the CPI may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated.

Principal protection only if you hold the Notes to maturity; changes in the value of the CPI could result in a substantial loss to you if you sell your Notes prior to maturity — The trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of inflation rates, the anticipated level and potential volatility of the CPI, the method of calculating the CPI, the time remaining to the maturity of the Notes, the creditworthiness of Lehman Brothers Holdings Inc. and the availability of comparable instruments. In particular, to the extent that the CPI Year-Over-Year Change becomes less than 1.50%, or the market perceives that the risk of this occurring increases, the trading price of the Notes may be adversely affected. The Notes are principal-protected only if you hold the Notes to maturity. Although the Notes are principal-protected if held to maturity, if you sell this or any fixed income security prior to maturity, you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

The market for the Notes may be illiquid — The Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes. Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and you may only be able to sell your Notes at a dollar price less than 100% of the applicable principal amount of Notes sold. If at any time Lehman Brothers Inc. were to cease acting as a market maker, it is likely that there would be no secondary market for the Notes.

Potential conflicts of interest — Lehman Brothers Special Financing Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes.

Credit of Lehman Brothers Holdings Inc. — An investment in the Notes is subject to the creditworthiness of Lehman Brothers Holdings Inc. as issuer of the Notes, and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

Commissions and hedging costs — The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing the hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you will be able to sell the Notes in secondary market transactions, if at all, will likely be lower than the original issue price.

Information about historical values may not be indicative of future values — Included below is information about the historical levels of the CPI and the CPI Year-Over-Year Change. The historical levels have been furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the CPI or the CPI Year-Over-Year Change that may occur in the future. There are multiple factors that have and will continue to impact the CPI Year-Over-Year Change and fluctuations in the CPI and the CPI Year-Over-Year Change may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated. See “—The market value of the Notes may be influenced by unpredictable factors” and “—Principal protection only if you hold the Notes to maturity; changes in the value of the CPI could result in a substantial loss to you if you sell your Notes prior to maturity.” The value of the Notes at any given time will not necessarily track the movements in the CPI.

The market value of the Notes may be influenced by unpredictable factors — The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which neither Lehman Brothers Holdings Inc., UBS Financial Services Inc. nor any of their respective affiliates have any control and that cannot readily be foreseen, including, but not limited to, economic events, changes in monetary policy, inflation, interest rate volatility, supply and demand for the Notes, market expectations, political, legislative, accounting, tax and other regulatory events, and financial events. See also “—Principal protection only if you hold the Notes to maturity; changes in the value of the CPI could result in a substantial loss to you if you sell your Notes prior to maturity.” The CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the Notes, you will receive interest payments that will be affected by changes in the CPI. Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which neither Lehman Brothers Holdings Inc., UBS Financial Services Inc. nor any of their respective affiliates have any control.

You must rely on your own evaluation of the merits of an investment linked to the CPI — In the ordinary course of their businesses, Lehman Brothers Holdings Inc., UBS Financial Services Inc. or their respective affiliates may from time to time express views on expected movements in the level of the CPI and/or inflation rates generally. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. In connection with your purchase of the Notes, you should not rely on views which may be expressed by Lehman Brothers Holdings Inc., UBS Financial Services Inc. or their respective affiliates in the ordinary course of their businesses with respect to the CPI, inflation rates or other interest rate movements.

Historical Levels of the CPI

The following table shows, for illustrative purposes, for each month so indicated, from May 1998 to May 2008, the historical levels of the CPI, as reported by the Index Sponsor and reported on Bloomberg Screen CPURNSA, and the CPI Year-Over-Year Change, as reported on Bloomberg screen CPI YOY Index HP.

Historical levels of the CPI are not an indication of the future levels of the CPI during the term of the Notes. In the past, the CPI has experienced periods of volatility, and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Holders of the Notes will receive interest payments that will be affected by changes in the CPI and such changes may be significant. The level and direction of the CPI is a function of the changes in specified consumer prices over time and depends on a number of interrelated factors, including economic, financial and political events, over which neither Lehman Brothers Holdings Inc., UBS Financial Services Inc. nor any of their respective affiliates has any control.

You should consider the risk that the Applicable Interest Rate calculation provisions applicable to the Notes is based upon the CPI and the CPI itself and the way the Index Sponsor calculates the CPI may change in the future or the CPI may no longer be published. There can be no assurance that the Index Sponsor will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payment with respect to the Notes, and therefore the secondary market for, and the market value of the Notes, may be significantly reduced.

Date	CPI	CPI Y-o-Y%	Date	CPI	CPI Y-o-Y%	Date	CPI	CPI Y-o-Y%
5/31/2008	216.632	4.2	11/30/2004	191	3.5	5/31/2001	177.7	3.6
4/30/2008	214.823	3.9	10/31/2004	190.9	3.2	4/30/2001	176.9	3.3
3/31/2008	213.528	4.0	9/30/2004	189.9	2.5	3/31/2001	176.2	2.9
2/29/2008	211.693	4.0	8/31/2004	189.5	2.7	2/28/2001	175.8	3.5
1/31/2008	211.08	4.3	7/31/2004	189.4	2.9	1/31/2001	175.1	3.7
12/31/2007	210.036	4.1	6/30/2004	189.7	3.3	12/31/2000	174	3.4
11/30/2007	210.177	4.3	5/31/2004	189.1	3.1	11/30/2000	174.1	3.4
10/31/2007	208.936	3.5	4/30/2004	188	2.3	10/31/2000	174	3.4
9/30/2007	208.49	2.8	3/31/2004	187.4	1.7	9/30/2000	173.7	3.5
8/31/2007	207.917	2.0	2/29/2004	186.2	1.7	8/31/2000	172.8	3.4
7/31/2007	208.299	2.4	1/31/2004	185.2	2.0	7/31/2000	172.8	3.7
6/30/2007	208.352	2.7	12/31/2003	184.3	1.9	6/30/2000	172.4	3.7
5/31/2007	207.949	2.7	11/30/2003	184.5	1.8	5/31/2000	171.5	3.2
4/30/2007	206.686	2.6	10/31/2003	185	2.0	4/30/2000	171.3	3.1
3/31/2007	205.352	2.8	9/30/2003	185.2	2.3	3/31/2000	171.2	3.8
2/28/2007	203.499	2.4	8/31/2003	184.6	2.2	2/29/2000	169.8	3.2
1/31/2007	202.416	2.1	7/31/2003	183.9	2.1	1/31/2000	168.8	2.7
12/31/2006	201.8	2.5	6/30/2003	183.7	2.1	12/31/1999	168.3	2.7
11/30/2006	201.5	2.0	5/31/2003	183.5	2.1	11/30/1999	168.3	2.6
10/31/2006	201.8	1.3	4/30/2003	183.8	2.2	10/31/1999	168.2	2.6
9/30/2006	202.9	2.1	3/31/2003	184.2	3.0	9/30/1999	167.9	2.6
8/31/2006	203.9	3.8	2/28/2003	183.1	3.0	8/31/1999	167.1	2.3
7/31/2006	203.5	4.1	1/31/2003	181.7	2.6	7/31/1999	166.7	2.1
6/30/2006	202.9	4.3	12/31/2002	180.9	2.4	6/30/1999	166.2	2.0
5/31/2006	202.5	4.2	11/30/2002	181.3	2.2	5/31/1999	166.2	2.1
4/30/2006	201.5	3.5	10/31/2002	181.3	2.0	4/30/1999	166.2	2.3
3/31/2006	199.8	3.4	9/30/2002	181	1.5	3/31/1999	165	1.7
2/28/2006	198.7	3.6	8/31/2002	180.7	1.8	2/28/1999	164.5	1.6
1/31/2006	198.3	4.0	7/31/2002	180.1	1.5	1/31/1999	164.3	1.7
12/31/2005	196.8	3.4	6/30/2002	179.9	1.1	12/31/1998	163.9	1.6
11/30/2005	197.6	3.5	5/31/2002	179.8	1.2	11/30/1998	164	1.5
10/31/2005	199.2	4.3	4/30/2002	179.8	1.6	10/31/1998	164	1.5
9/30/2005	198.8	4.7	3/31/2002	178.8	1.5	9/30/1998	163.6	1.5
8/31/2005	196.4	3.6	2/28/2002	177.8	1.1	8/31/1998	163.4	1.6
7/31/2005	195.4	3.2	1/31/2002	177.1	1.1	7/31/1998	163.2	1.7
6/30/2005	194.5	2.5	12/31/2001	176.7	1.6	6/30/1998	163	1.7
5/31/2005	194.4	2.8	11/30/2001	177.4	1.9	5/31/1998	162.8	1.7
4/30/2005	194.6	3.5	10/31/2001	177.7	2.1
3/31/2005	193.3	3.1	9/30/2001	178.3	2.6
2/28/2005	191.8	3.0	8/31/2001	177.5	2.7
1/31/2005	190.7	3.0	7/31/2001	177.5	2.7
12/31/2004	190.3	3.3	6/30/2001	178	3.2

The following chart shows, for illustrative purposes, the CPI Year-Over-Year Change from May 1998 through May 2008. Fluctuations in the level of the CPI make the Notes’ effective Interest Rate difficult to predict and can result in effective Interest Rates to investors that are lower than anticipated. In addition, historical CPI Year-Over-Year Changes are not necessarily indicative of future CPI Year-Over-Year Changes, and fluctuations in inflation rates and inflation rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc., and its affiliates, and to Lehman Brothers Inc. (together referred to as the “Agents”), and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of this pricing supplement.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN Prospectus Supplement and the base prospectus.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or one of our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.